UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2005

TOTAL IDENTITY CORP.
(Exact Name of Registrant as Specified in Charter)

Florida	0-30011	65-0309540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1007 N. Federal Highway., #A-3, Fort Lauderdale, FL	33304
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 561-208-8101

Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 17, 2005, we entered into an Agreement with WallStreet-Review Financial Services, Inc. (“WSRF”) under which (a) WSRF converted $25,000 of indebtedness due from us into 4,000,000 shares of common stock of our subsidiary, Yard Sale Drop Off, Inc. (“YSDO”) owned by us and (b) we granted WSRF the option to acquire the 6,000,000 shares of YSDO that we continue to own (the “Option Shares”). The 4,000,000 shares of YSDO represent 40% of the issued and outstanding shares of YSDO common stock.

WSRF has the option to acquire the Option Shares for a period of one year terminating on June 17, 2006, upon delivery to us of 10,000,000 shares of the common stock of WSRF; provided that WSRF may not exercise the option in the absence of a public market for the common stock of WSRF. The 10,000,000 shares of WSRF to be received by us upon exercise of the option is subject to increase under certain circumstances, depending upon their fair market value in relation to the appraised value of the Option Shares.

WSRF is affiliated with us through common control in that Mathew P. Dwyer, our sole officer and director, is the sole officer and director, and a principal shareholder, of WSRF.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

10.1 Agreement dated June 17, 2005 between Total Identity Corp. and WallStreet-Review Financial Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOTAL IDENTITY CORP.
Date: July 6, 2005	By: /s/ Matthew P. Dwyer
Matthew P. Dwyer Chief Executive Officer